www.PAREXEL.com

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Senior Director of Investor Relations (781) 434-4118

PAREXEL REPORTS FIRST QUARTER FISCAL 2004 FINANCIAL RESULTS

- Earnings per share increased by 38.5% -

Boston, MA, October 21, 2003 – PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the first quarter ended September 30, 2003.

For the three months ended September 30, 2003, PAREXEL’s consolidated service revenue was $129.8 million compared with $119.4 million in the prior year period, a year-over-year increase of 8.7%. Operating income in the first quarter was $7.8 million versus $7.0 million in the prior year quarter. Operating income as a percentage of service revenue was 6.0% for the first quarter of Fiscal Year 2004 versus 5.9% for the first quarter of Fiscal Year 2003. Net income for the first quarter ended September 30, 2003 was $4.7 million, or $0.18 per diluted share, compared with net income of $3.3 million, or $0.13 per diluted share in the comparable prior year period.

On a segment basis service revenue for the first quarter of Fiscal 2004 was $79.7 million in Clinical Research Services (CRS), $21.8 million in the PAREXEL Consulting Group (PCG), $20.2 million in Medical Marketing Services (MMS), and $8.1 million in Perceptive Informatics, Inc (PII).

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “The year-over-year improvement in the performance of the CRS business was a major contributor to the increase in the Company’s overall gross margin which came in at 35.7% of service revenue, up from 33.0% in the September quarter last year. We are also pleased to report that the Company met consensus expectations of $0.18 per share, a 38.5% increase over the comparable prior year period.”

The Company issued forward-looking guidance regarding revenue and earnings per share for the second quarter of Fiscal 2004 (ending December 31, 2003), and for Fiscal 2004. For the second quarter of Fiscal 2004, the Company anticipates reporting consolidated service revenue in the range of $132 to $137 million and earnings per diluted share in the range of $0.19 to $0.20. For Fiscal 2004, consolidated service revenue is expected to be in the range of $550 to $570 million and earnings per diluted share are projected to range between $0.80 to $0.88.

The financial charts within this press release contain reclassifications of certain prior period numbers, which were made for business reasons and had no impact to the Company’s combined revenue, expenses, or operating income from a historical perspective. The reclassifications relate to shifts made between Direct Costs and Selling,

General, and Administrative expenses, and to certain revenue and expense items that were moved from the PCG business into the MMS business. Historic financials have also been reclassified back to Fiscal 2002 and may be found in the Investor Relations section of the Company’s website at www.PAREXEL.com under “Additional Financials”.

PAREXEL’s First Quarter Fiscal 2004 Earnings Conference Call will begin at 10 a.m. today and will be broadcast live over the Internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for one year following the live event. To participate via telephone, dial (612) 332-0523 and ask to join the PAREXEL quarterly conference call.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 57 locations throughout 36 countries around the world, and has 5,105 employees.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding the Company’s existing capital resources and future cash flows from operations, and statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter of Fiscal Year 2004 and the full Fiscal Year 2004. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects” and similar expressions are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 as filed with the Securities and Exchange Commission on September 15, 2003, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended
	September 30,

	2003	2002

Service revenue	$129,788	$119,353
Reimbursement revenue	23,803	26,833

Total revenue	153,591	146,186

Costs and expenses:
Direct costs	83,513	79,980
Reimbursable out-of-pocket expenses	23,803	26,833
Selling, general and administrative expenses	32,468	27,564
Depreciation and amortization	5,987	4,806

Income from operations	7,820	7,003
Other income (loss)	294	(1,103)

Income before income taxes	8,114	5,900
Provision for income taxes	3,124	2,478
Minority interest	258	159

Net income	$4,732	$3,263

Earnings per common share:
Basic	$0.18	$0.13
Diluted	$0.18	$0.13
Shares used in computing earnings per common share:
Basic	25,860	25,173
Diluted	26,592	25,315

Balance Sheet Information	(Preliminary)
	September 30,	June 30,	September 30,
	2003	2003	2002

Billed accounts receivable, net	$124,741	$143,978	$132,352
Unbilled accounts receivable, net	86,053	78,748	91,435
Deferred revenue	(118,584)	(130,650)	(118,513)

Net receivables	$92,210	$92,076	$105,274

Cash and marketable securities	$80,146	$82,724	$69,111
Working capital	140,994	134,345	140,104
Total assets	448,221	464,237	409,531
Stockholders’ equity	234,632	227,100	204,157

Quarterly Supplemental Financial Data
Total revenue	$153,591	$164,458	$146,186
Investigator fees	24,290	21,218	18,133

Gross revenue	$177,881	$185,676	$164,319

DSO	48	45	59

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	September 30,

	2003	2002

Clinical Research Services (CRS)

Service revenue	$79,662	$71,897
% of total service revenue	61.4%	60.3%
Gross profit	$32,604	$24,923
Gross margin % of service revenue	40.9%	34.7%

The PAREXEL Consulting Group (PCG)

Service revenue	$21,790	$22,373
% of total service revenue	16.8%	18.7%
Gross profit	$4,854	$6,061
Gross margin % of service revenue	22.3%	27.1%

Medical Marketing Services (MMS)

Service revenue	$20,193	$19,499
% of total service revenue	15.5%	16.3%
Gross profit	$5,117	$6,700
Gross margin % of service revenue	25.3%	34.4%

Perceptive Informatics, Inc. (PII)

Service revenue	$8,143	$5,584
% of total service revenue	6.3%	4.7%
Gross profit	$3,700	$1,689
Gross margin % of service revenue	45.4%	30.2%

Total service revenue	$129,788	$119,353

Total gross profit	$46,275	$39,373

Gross margin % of service revenue	35.7%	33.0%